EXHIBIT 99.1

West Bancorporation, Inc. Employee
Savings and Stock Ownership Plan

Financial Report

December 31, 2017

Report of Independent Registered Public Accounting Firm

To the Administrative Committee and Participants of
West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Opinion on the Financial Statements
We have audited the accompanying statements of net assets available for benefits of West Bancorporation, Inc. Employee Savings and Stock Ownership Plan (the Plan) as of December 31, 2017 and 2016, and the related statement of changes in net assets available for benefits for the year ended December 31, 2017, and the related notes to the financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2017 and 2016, and the changes in net assets available for benefits for the year ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion
These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplemental Information
The supplemental information in the accompanying schedule, Schedule H-Part IV, Line 4i-Schedule of Assets (Held at Year End) as of December 31, 2017, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements but includes supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information in the accompanying schedule, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information in the accompanying schedule is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ RSM US LLP

We have served as the Plan’s auditor since 2004.

Des Moines, Iowa
June 14, 2018

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Statements of Net Assets Available for Benefits
December 31, 2017 and 2016

	2017	2016
ASSETS

Investments at fair value	$29,556,364	$25,745,544
Receivables:
Employer contributions	396,608	408,103
Employee contributions	—	100
Notes receivable from participants	303,216	276,561
Total receivables	699,824	684,764

Total assets	30,256,188	26,430,308

LIABILITIES	—	—

NET ASSETS AVAILABLE FOR BENEFITS	$30,256,188	$26,430,308

See Notes to Financial Statements.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Statement of Changes in Net Assets Available for Benefits
Year Ended December 31, 2017

Additions to net assets attributed to:
Investment income:
Dividends	$355,713
Net appreciation in fair value of investments	3,039,503	$3,395,216

Interest income on notes receivable from participants		16,338

Contributions:
Employer	962,993
Participants	875,799
Amounts rolled over from other plans	201,662	2,040,454

Total additions		5,452,008

Deductions from net assets attributed to:
Benefits paid to participants		1,621,662
Other		4,466

Total deductions		1,626,128

Net increase		3,825,880

Net assets available for benefits:
Beginning of year		26,430,308
End of year		$30,256,188

See Notes to Financial Statements.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

Note 1. Plan Description
The following description of the West Bancorporation, Inc. Employee Savings and Stock Ownership Plan (the Plan) provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

General and eligibility: The Plan is a defined contribution plan covering all eligible employees of West Bancorporation, Inc. and its subsidiary, West Bank (the Company). Employees of the Company are eligible to participate in the Plan on the first day of the quarter following the completion of three months of service and attaining age 21. Employees are entitled to employer contributions, other than discretionary contributions, on the first day of the quarter in which they become eligible to participate. Employees are eligible to participate in any approved discretionary contributions on the first day of the quarter following employment of one year, having completed 1,000 hours of service and attaining age 21. In addition, participants must be actively employed on the last day of the Plan year to receive an approved discretionary contribution. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

Contributions and investment options: Each year, participants may contribute up to 100 percent of pre-tax annual compensation as defined by the Plan, subject to qualified limitations. Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans. The Company provides a matching contribution of 100 percent of employee elective deferral contributions up to six percent of employee deferrals. The matching contribution for the year ended December 31, 2017 was $566,385. The Company also approved discretionary contributions of four percent of eligible employees' compensation as of December 31, 2017. The discretionary contribution for the year ended December 31, 2017 was $396,608. The amounts contributed by the participants and the Company are deposited into one or more of 24 investment options at the participant's discretion. Participants who do not enroll on their own and who do not opt out are automatically enrolled in the Plan once they have met the eligibility requirements. The initial contribution rate for those who are auto-enrolled is six percent of eligible compensation.

Participant accounts: Each participant's account is credited with the participant's contribution, the Company matching contribution, the Company discretionary contribution based on eligible wages, if applicable, and an allocation of Plan earnings (losses) less participant specific administrative expenses. Plan earnings (losses) are allocated based upon the participant's account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Vesting: Participants are immediately vested in their contributions and Company matching contributions plus actual earnings (losses) thereon. Discretionary contributions vest based on years of completed service. Vesting begins after one year of service, and a participant is 100 percent vested after six years of service. A participant is 10 percent vested in the discretionary contribution after one year of service, 20 percent vested after two years of service and an additional 20 percent each year thereafter.

Notes receivable from participants: Participants may borrow from the vested portion of their account a minimum amount of $1,000 up to a maximum of $50,000, reduced by their highest outstanding note receivable balance from the Plan during the preceding 12 months. In no event can a participant borrow more than 50 percent of their vested account balance. Terms range from one to five years. The notes receivable outstanding as of December 31, 2017, are due at varying dates through December 2022, and bear interest at 5.25 to 6.50 percent, which is commensurate with local prevailing rates as determined by the Plan Administrator. The notes receivable are secured by the balance in the participant's account. Principal and interest are paid ratably through bi-weekly payroll deductions.

Payment of benefits: Participants (or the beneficiary, if the participant is deceased) will be eligible to receive their benefits on the earlier of attaining the age of 59½, retirement, death, disability or termination due to any other reason. If the benefit is less than $5,000, the participant receives the vested benefit in a lump sum amount. If the benefit is greater than $5,000, the participant may elect to receive the benefit as a lump sum or in installment payments.

Administrative fees: Certain administrative functions are performed by officers and employees of the Company. No such officer or employee receives compensation from the Plan. Loan administration and other participant requested services fees are charged directly to the participant's account and are included in other deductions. Quarterly asset management and periodic compliance testing fees are paid directly by the Company.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

Forfeited accounts: Forfeitures from nonvested accounts are used to reduce employer contributions and pay administrative expenses. During the year ended December 31, 2017, forfeitures from nonvested account balances reduced employer contributions and administrative expenses by approximately $32,900. There were no forfeited nonvested balances available to be used to reduce future employer contributions as of December 31, 2017 and approximately $1,000 as of December 31, 2016.

Note 2. Significant Accounting Policies

Basis of accounting: The financial statements of the Plan are prepared under the accrual method of accounting.

Valuation of investments and income recognition: Investments are reported at fair value. See Note 3 for discussion of fair value measurements. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation includes the Plan's gains and losses on investments sold as well as held during the year.

Notes receivable from participants: Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent loans are treated as distributions based upon the terms of the plan document.

Payments of benefits: Benefits are recorded when paid.

Accounting estimates and assumptions: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Note 3. Fair Value Measurements
Accounting guidance on fair value measurements and disclosures defines fair value, establishes a framework for measuring the fair value of assets and liabilities using a hierarchy system, and defines required disclosures. It clarifies that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts business.

The Plan's statement of net assets available for benefits contains Plan investments that are recorded at fair value on a recurring basis. The three-level valuation hierarchy for disclosure of fair value is as follows:

Level 1 uses quoted market prices in active markets for identical assets or liabilities.

Level 2 uses observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3 uses unobservable inputs that are not corroborated by market data.

When available, quoted market prices are used to determine the fair value of investments held in the Plan, and such items are classified within Level 1 of the fair value hierarchy. A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. The level to which an asset or liability is classified is based upon the lowest level of input that is significant to the fair value measurements. There have been no changes in valuation methodologies at December 31, 2017, compared to December 31, 2016. The Company's policy is to recognize transfers between levels at the end of each reporting period, if applicable. There were no transfers between Level 1, 2 or 3 assets or liabilities during the year ended December 31, 2017.

Mutual funds: Mutual funds are reported at the daily closing price as reported by each fund and are classified within Level 1 of the valuation hierarchy.

West Bancorporation, Inc. common stock: The common stock fund contains the Plan's investment in West Bancorporation, Inc. common stock, which is recorded at a readily determinable fair value, based on the closing price per the Nasdaq Global Select Market, and is classified within Level 1 of the valuation hierarchy.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

Pooled separate accounts: Pooled separate accounts (other than the Principal U.S. Property Separate Account) invest primarily in domestic stocks, single mutual funds or fixed securities including asset backed and mortgage backed securities and corporate bonds. The Principal U.S. Property Separate Account invests primarily in commercial real estate and includes mortgage loans that are backed by the associated properties. The net asset value is used as a practical expedient to determine fair value for all pooled separate accounts. Each pooled separate account provides for redemptions by the Plan at reported net asset values per share, with little to no advance notice requirement. Investments measured at net asset value per share used as a practical expedient are not required to be classified in the fair value hierarchy.

Collective investment trust: The Principal Stable Value Fund (the Fund) offers a diversified group of investments with competitive levels of yield consistent with a stable fixed-income methodology and a prudent assumption of investment risk. The Fund provides stability of returns, liquidity to pay plan benefits, and a high credit quality by investing in conventional, synthetic and separate account investment contracts (collective contracts) issued by life insurance companies, banks and other financial institutions. The Fund is valued using the net asset value as a practical expedient, which is based on the value of underlying investments. Investments measured at net asset value per share used as a practical expedient are not required to be classified in the fair value hierarchy.

The following tables present the investments measured at fair value on a recurring basis by level as of December 31, 2017 and 2016.

	2017
	Total	Level 1	Level 2	Level 3
Assets:
Mutual funds	$11,403,653	$11,403,653	$—	$—
Common stock	7,404,728	7,404,728	—	—
Total assets in fair value hierarchy	18,808,381	$18,808,381	$—	$—
Investments measured at net asset value*
Pooled separate accounts	9,662,531
Collective investment trust	1,085,452
Total investment, at fair value	$29,556,364

	2016
	Total	Level 1	Level 2	Level 3
Assets:
Mutual funds	$8,539,621	$8,539,621	$—	$—
Common stock	8,083,672	8,083,672	—	—
Total assets in fair value hierarchy	16,623,293	$16,623,293	$—	$—
Investments measured at net asset value*
Pooled separate accounts	8,018,720
Collective investment trust	1,103,531
Total investment, at fair value	$25,745,544

* In accordance with ASC 820-10, certain investments that were measured at net asset value per share have not been classified in the fair value hierarchy. The fair value amounts presented in the table are intended to permit reconciliation of the fair value hierarchy to the line items presented in the statement of net assets available for benefits.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

The following tables set forth additional disclosures of the Plan's investments whose fair value is measured using the net asset value per share practical expedient as of December 31, 2017 and 2016.

	2017
Investment	Fair Value	Unfunded Commitment	Redemption Frequency	Redemption Notice Period
Pooled separate accounts (a):
Fixed income	$820,047	—	Immediate	None
Large U.S. equity	3,591,114	—	Immediate	None
Small/mid-size U.S. equity	3,327,246	—	Immediate	None
International equity	1,326,058	—	Immediate	None
Real estate	598,066	—	Immediate	None
Total pooled separate accounts	$9,662,531
Collective investment trust (b)	$1,085,452	—	Immediate	None

	2016
Investment	Fair Value	Unfunded Commitment	Redemption Frequency	Redemption Notice Period
Pooled separate accounts (a):
Fixed income	$774,770	—	Immediate	None
Large U.S. equity	2,800,242	—	Immediate	None
Small/mid-size U.S. equity	2,957,163	—	Immediate	None
International equity	1,001,550	—	Immediate	None
Real estate	484,995	—	Immediate	None
Total pooled separate accounts	$8,018,720
Collective investment trust (b)	$1,103,531	—	Immediate	None

(a)
Investments in select funds in this category can be transferred once every 30 days at the current net asset value per share based on the fair value of the underlying assets. Participants are not allowed to transfer back into this category until the 30-day period has expired. New contributions are allowed during this time period.

(b)
This category consists of a stable value fund which seeks current income by investing primarily in insurance contracts issued by life insurance companies, banks and other financial institutions that offer stability of principal. Investments in this category can be redeemed daily at the current net asset value per share based on the fair value of the underlying assets.

Note 4. Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100 percent vested in their accounts.

Note 5. Income Tax Status
The Internal Revenue Service has determined and informed the Company, by letter dated August 13, 2014, that the Plan is qualified and the trust established under the Plan is tax-exempt under the appropriate sections of the Internal Revenue Code (Code). The Plan Administrator believes the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

The Plan applies the standards on accounting for uncertainty in income taxes. Management evaluated the Plan's tax positions and concluded that the Plan had maintained its tax exempt status and had taken no uncertain tax positions that require adjustments to the financial statements. Therefore, no provision or liability for income taxes has been included in the financial statements.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

Note 6. Related-Party Transactions
The Plan held 294,423 and 327,274 shares of West Bancorporation, Inc.'s common stock as of December 31, 2017 and 2016, respectively, with a fair value of $7,404,728 and $8,083,672, respectively.

During the year ended December 31, 2017, the Plan had purchases of $726,914 and sales of $1,486,601 of the Company's common stock. Dividend income from the Company's common stock totaled $210,005.

Certain Plan investments are common/collective trusts and pooled separate accounts managed by Principal Life Insurance Company. Principal Life Insurance Company is the custodian as defined by the Plan, and, therefore, these transactions qualify as party-in-interest transactions.

Note 7. Reconciliation to Form 5500
The following table reconciles net assets per Form 5500 to the net assets available for benefits per the financial statements as of December 31, 2017 and 2016.

	2017	2016
Net assets per Form 5500	$30,253,799	$26,430,663
Adjustment from fair value to net asset value as a practical expedient for
collective investment trust	2,389	(355)
Net assets available for benefits per financial statements	$30,256,188	$26,430,308

The following table reconciles net income per Form 5500 to the net increase in net assets per the financial statements for the year ended December 31, 2017.

Net income per Form 5500	$3,823,136
Adjustment from fair value to net asset value as a practical expedient for
collective investment trust	2,744
Net increase per financial statements	$3,825,880

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Schedule H - Part IV, Line 4i

Schedule of Assets (Held at End of Year)
December 31, 2017

Description	Number of Shares/Units or Principal Amount	Current Value
Pooled separate accounts:
*Principal Core Plus Bond Separate Account	270	$308,774
*Principal Government and High Quality Bond Separate Account	19,877	511,273
*Principal International I Separate Account	24,435	1,326,058
*Principal Large-Cap Growth I Separate Account	62,526	1,673,550
*Principal Large-Cap S&P 500 Index Separate Account	16,119	1,917,564
*Principal Mid-Cap Value I Separate Account	11,296	841,670
*Principal Mid-Cap S&P 400 Index Separate Account	4,671	256,896
*Principal Small-Cap S&P 600 Index Separate Account	20,016	1,161,179
*Principal Small-Cap Value II Separate Account	36,506	1,067,501
*Principal U.S. Property Separate Account	587	598,066

*Common/collective trust, Principal Stable Value Fund	55,982	1,083,063

Mutual funds:
BlackRock Basic Value A Fund	67,378	1,749,136
Carillon Eagle Small-Cap Growth R3 Fund	2,661	153,587
Oppenheimer Developing Markets R Fund	14,306	599,129
JanusHenderson Enterprise S Fund	9,292	1,064,710
American Funds Capital World Bond R3 Fund	1,368	27,278
T. Rowe Price Retirement Balanced Fund	41,522	639,017
T. Rowe Price Retirement 2010 Fund	24,171	441,848
T. Rowe Price Retirement 2020 Fund	136,348	3,073,275
T. Rowe Price Retirement 2030 Fund	52,241	1,354,093
T. Rowe Price Retirement 2040 Fund	25,913	705,863
T. Rowe Price Retirement 2050 Fund	94,596	1,468,128
T. Rowe Price Retirement 2060 Fund	10,580	127,589

*Common stock, West Bancorporation, Inc.	294,423	7,404,728

*Notes receivable from participants, 5.25 - 6.50 percent, due through December 2022		303,216
		$29,857,191
* Represents a party-in-interest.